Tucows Announces Agreement for Ting Fiber to Exit Colorado Springs
TORONTO, October 22, 2026 — Tucows Inc. (NASDAQ: TCX, TSX: TC) today announced that its indirect wholly owned subsidiary, Ting Fiber, LLC (“Ting”), has entered into agreements to transfer its dark fiber network lease in Colorado Springs.
The transfer is expected to close on March 31, 2027, subject to customary closing conditions. Tucows’ related parent guaranty is expected to terminate by the end of April 2027, following closing and satisfaction of certain post-closing obligations.

Ting will continue to serve its Colorado Springs customers through the transition, which will be completed no later than June 30, 2027. Customers do not need to take any action at this time and will receive direct notice in advance of any changes to their service.

“Our priority throughout this process is our Colorado Springs customers and Ting will continue to provide the same service and support through the transition,” said Dave Woroch, President and CEO of Tucows. “The move also aligns with Tucows’ ongoing strategic process for Ting.”
Additional information is available in Tucows’ Current Report on Form 8-K filed on October 21, 2026, available at www.sec.gov and on SEDAR+.
About Tucows

Tucows helps connect more people to the benefit of internet access through domain services, communications service technology, and fiber-optic infrastructure. Tucows Domains (https://tucowsdomains.com) manages over 21 million domain names and millions of value-added services through a global reseller network of 32,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. More information can be found on Tucows’ corporate website (https://tucows.com).
Tucows, Hover, Wavelo, and Ting are registered trademarks of Tucows Inc. or its subsidiaries.
This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:
Monica Webb
Vice President, Investor Relations
647.898.9924
mwebb@tucows.com